Exhibit 16.1

October 15, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read the section entitled Change in Independent Registered Public Accounting Firm included in Form S-1 dated October 15, 2004 of American Reprographics Company and are in agreement with the statements contained in the second paragraph of that section. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Woodland Hills, California